       As filed with Securities and Exchange Commission on May 28, 1999

                                                Registration No.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              __________________

                                   Form S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              __________________

                            Texas Utilities Company

                         (doing business as TXU Corp)

            (Exact name of registrant as specified in its charter)

              Texas                                   75-2669310
    (State or other jurisdiction       (I.R.S. Employer Identification No.)
  of incorporation or organization)

             Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201
              (Address of Principal Executive Offices) (Zip Code)

                              __________________

                        Eastern Group Sharesave Scheme

                                      and

                       Eastern Group Loyalty Reward Plan

                           (Full title of the Plans)

                              __________________

ROBERT A. WOOLDRIDGE, Esq.   PETER B. TINKHAM, Esq.   ROBERT J. REGER, JR., Esq.
  Worsham, Forsythe &        Secretary and Assistant  Thelen Reid & Priest LLP
   Wooldridge, L.L.P.              Treasurer             40 West 57th Street
   1601 Bryan Street             Energy Plaza         New York, New York 10019
  Dallas, Texas 75201           1601 Bryan Street          (212) 603-2000
    (214) 979-3000             Dallas, Texas 75201
                                 (214) 812-4600
 (Names, addresses and telephone numbers, including area codes, of agents for service)

                              __________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                         Proposed             Proposed
                                                                         maximum              maximum          Amount of
                    Title of                      Amount to           offering price         aggregate        registration
          securities to be registered        be registered(1)(2)       per share(3)       offering price(3)        fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value                2,250,000 shares         $ 45.03125          $101,320,312        $ 28,167
====================================================================================================================================

(1) The aggregate number of shares to be issued pursuant to both plans pursuant to this registration statement.
(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (1933
Act), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3) Estimated, pursuant to Rule 457(c) and (h) of the 1933 Act, solely for the purpose of determining the registration fee (based on the average ($45.03125 per share) of the highest and the lowest sale price of Texas Utilities Company's common stock on the NYSE composite tape on May 25, 1999).
================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by Texas Utilities Company (Company) with the Securities and Exchange Commission (Commission) pursuant to the Securities Exchange Act of 1934, as amended (1934 Act) are incorporated herein by reference:

        (a) Annual Report of the Company on Form 10-K for the year ended December 31, 1998, File No. 1-12833.

        (b) Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1999, File No. 1-12833.

        (c) The description of the Company's common stock contained in a registration statement filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        At December 31, 1998, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 41,000 shares of the common stock of the Company.

Item 6. Indemnification of Directors and Officers.

        Article IX of the Restated Articles of Incorporation of the Company provides as follows:

        "The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

          "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

          "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this
     Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

     Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

     Article X of the Articles of Incorporation of the Company provides as follows:

          "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

               (a) a breach of a director's duty of loyalty to the Corporation or its shareholders;

               (b) an act or omission not in good faith that constitutes a breach of duty of a director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

               (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

               (d) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

     If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

     Section 22 of the Company's bylaws provides as follows:

          "Section 22. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

     The Company has entered into agreements with its directors which provide, among other things, for their indemnification by the Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

     The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain other liabilities and expenses.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

                 Previously Filed*
               ---------------------
               With File       As
     Exhibit     Number      Exhibit
     -------   ---------     -------
       4(a)    333-79221,      4(a)   --  Amended and Restated Articles of
               333-79221 -01,             Incorporation of the Company.
               333-79221 -02,
               333-79221 -03
       4(b)    333-12391       4(b)   --  Bylaws, as amended, of the Company.
       5(a)                           --  Opinion of Thelen Reid & Priest LLP
       5(b)                           --  Opinion of Worsham, Forsythe &
                                          Wooldridge L.L.P.
       15                             --  Letter of Deloitte & Touche LLP
                                          regarding unaudited interim financial
                                          information.
       23(a)                          --  Consent of Deloitte & Touche LLP
       23(b)                          --  Consent of PricewaterhouseCoopers
       23(c)                          --  Consents of Thelen Reid & Priest LLP
                                          and Worsham, Forsythe & Wooldridge,
                                          L.L.P. are contained in Exhibits 5(a)
                                          and 5(b), respectively.
       24                             --  Power of Attorney (see Pages II-6 and
                                          II-7).

------------------
*Incorporated herein by reference.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan's annual report pursuant to
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

        Each director and/or officer of Texas Utilities Company whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such statements in its name and behalf.


                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and State of Texas, on the 28th day of May, 1999.

                                        TEXAS UTILITIES COMPANY

                                        By  /s/ Erle Nye
                                           ---------------------------------
                                           (Erle Nye, Chairman of the Board
                                              and Chief Executive)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature                       Title                       Date
        ---------                       -----                       ----

 /s/ Erle Nye                          Principal Executive       May 28, 1999
----------------------------------     Officer and Director
(Erle Nye, Chairman of the Board
   and Chief Executive)

 /s/ Michael J. McNally                Principal Financial       May 28, 1999
----------------------------------     Officer
(Michael J. McNally, Executive
   Vice President and Chief
   Financial Officer)

 /s/ Jerry W. Pinkerton                Principal Accounting      May 28, 1999
----------------------------------     Officer
(Jerry W. Pinkerton, Controller)

 /s/ D.C. Bonham                       Director                  May 28, 1999
----------------------------------
(Derek C. Bonham)

 /s/ J.S. Farrington                   Director                  May 28, 1999
----------------------------------
(J.S. Farrington)

 /s/ William M. Griffin                Director                  May 28, 1999
----------------------------------
(William M. Griffin)

 /s/ Kerney Laday                      Director                  May 28, 1999
----------------------------------
(Kerney Laday)

 /s/ Margaret N. Maxey                 Director                  May 28, 1999
----------------------------------
(Margaret N. Maxey)

 /s/ James A. Middleton                Director                  May 28, 1999
----------------------------------
(James A. Middleton)

 /s/ J.E. Oesterreicher                Director                  May 28, 1999
----------------------------------
(J.E. Oesterreicher)

 /s/ Charles R. Perry                  Director                  May 28, 1999
----------------------------------
(Charles R. Perry)

 /s/ Herbert H. Richardson             Director                  May 28, 1999
----------------------------------
(Herbert H. Richardson)

                               POWER OF ATTORNEY

Eastern Group Sharesave Scheme hereby appoints the Agents for Service named in this registration statement, and each of them severally, as its attorney-in-fact to sign in its name and behalf and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.


                                  SIGNATURES

Eastern Group Sharesave Scheme. Pursuant to the requirements of the Securities Act of 1933, the Organization and Compensation Committee of the Board of Directors of Texas Utilities Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and the State of Texas, on the 28th day of May, 1999.


                                        EASTERN GROUP SHARESAVE SCHEME


                                        By /s/ Peter B. Tinkham
                                          --------------------------------------
                                           Peter B. Tinkham
                                           Authorized Representative



                               POWER OF ATTORNEY

Eastern Group Loyalty Reward Plan hereby appoints the Agents for Service named in this registration statement, and each of them severally, as its attorney-in-fact to sign in its name and behalf and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.



                                  SIGNATURES

Eastern Group Loyalty Reward Plan. Pursuant to the requirements of the Securities Act of 1933, the Organization and Compensation Committee of the Board of Directors of Texas Utilities Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and the State of Texas, on the 28th day of May, 1999.



                                        EASTERN GROUP LOYALTY REWARD PLAN


                                        By /s/ Peter B. Tinkham
                                          --------------------------------------
                                           Peter B. Tinkham
                                           Authorized Representative

                              EXHIBIT INDEX

             Previously Filed*
          ----------------------
          With File         As
Exhibit     Number       Exhibit
-------     ------       -------

4(a)      333-79221,       4(a)     --   Amended and Restated Articles of
                                         Incorporation of the Company.
          333-79221 -01,
          333-79221 -02,
          333-79221 -03

4(b)      333-12391        4(b)     --   Bylaws, as amended, of the Company.

5(a)                                --   Opinion of Thelen Reid & Priest LLP

5(b)                                --   Opinion of Worsham, Forsythe &
                                         Wooldridge, L.L.P.

15                                  --   Letter of Deloitte & Touche LLP
                                         regarding unaudited interim financial
                                         information.

23(a)                               --   Consent of Deloitte & Touche LLP

23(b)                               --   Consent of PricewaterhouseCoopers

23(c)                               --   Consents of Thelen Reid & Priest LLP
                                         and Worsham, Forsythe & Wooldridge,
                                         L.L.P. are contained in Exhibits 5(a)
                                         and 5(b), respectively.

24                                  --   Power of Attorney (see Pages II-6 and
                                         II-7).

______________
*Incorporated herein by reference.